Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of                     , 2004, by and among Aames Financial Corporation (“Aames Financial”), a Delaware corporation, Aames Investment Corporation (“Aames Investment”), a Maryland corporation, Aames Newco, Inc. (“Aames Newco”), a Delaware corporation, and Aames TRS, Inc. (“Aames TRS”), a Delaware corporation.

RECITALS

WHEREAS, Aames Financial is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, this Agreement is being entered into in connection with the proposed corporate restructuring of the business operations of Aames Financial involving the creation of a new parent company, Aames Investment, that would qualify as a real estate investment trust for U.S. federal income tax purposes;

WHEREAS, Aames Investment is a corporation duly organized and existing under the laws of the State of Maryland and is a wholly owned subsidiary of Aames Financial;

WHEREAS, Aames Newco and Aames TRS are corporations duly organized and existing under the laws of the State of Delaware and are wholly-owned subsidiaries of Aames Investment;

WHEREAS, the respective boards of directors of Aames Financial, Aames Investment, Aames Newco and Aames TRS have determined that it is advisable and in the best interests of each corporation that (i) concurrently with the public offering of shares of Aames Investment common stock (the “Public Offering”), Aames Newco will merge with and into Aames Financial (the “First Merger”), and (ii) thereafter, Aames Financial will merge with and into Aames TRS (the “Second Merger,” which, together with the First Merger, shall hereinafter be referred to as the “Merger”), in each case on the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law (“DGCL”);

WHEREAS, the board of directors of Aames Financial created a special committee (the “Special Committee”) to, among other things, review and evaluate the terms and conditions of the First Merger, to negotiate the terms of the First Merger with Aames Financial’s controlling stockholder, to consider whether the First Merger would be fair to, and in the best interests of, Aames Financial’s common stockholders and, based on the foregoing, to recommend to the board of directors as to whether or not to approve the First Merger, and in the event of a recommendation in favor of the First Merger, its terms and conditions;

WHEREAS, at meetings held on May 12, 2004 and July 21, 2004, the Special Committee determined that the First Merger, on the terms and conditions set forth herein, and the transactions contemplated hereby, are advisable, fair to and in the best interests of Aames Financial and the holders of common stock of Aames Financial (other than Specialty Finance Partners and its affiliates as the holders of options to purchase Aames Financial common stock) and should be approved and declared advisable by the Aames Financial board of directors (the “Special Committee Recommendation”);

WHEREAS, as a result of the Merger and related transactions, the separate existence of Aames Financial will cease, although Aames TRS will, thereafter, adopt the name “Aames Financial Corporation” and conduct the business currently conducted by Aames Financial directly and through its subsidiaries;

WHEREAS, the respective boards of directors of Aames Financial, Aames Investment, Aames Newco and Aames TRS have been duly advised of the terms and conditions of the Merger and, by resolutions duly adopted, have declared the advisability of and authorized, approved and adopted this Agreement;

WHEREAS, the stockholders of Aames Financial will vote to approve and adopt this Agreement at a special meeting of stockholders;

WHEREAS, the parties intend by this Agreement for the Merger to constitute a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, such “reorganization” and the Public Offering are necessary to facilitate each other, and each is being undertaken in conjunction with the other, and as such, the Merger will not be consummated without consummation of the Public Offering.

NOW, THEREFORE, on the terms and subject to the conditions of this Agreement, Aames Financial, Aames Investment, Aames Newco and Aames TRS agree as follows:

ARTICLE 1

THE MERGER AND RELATED TRANSACTIONS

1.1	FIRST MERGER EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Section 2.1, the First Merger shall be consummated by Aames Financial’s filing of a certificate of merger (the “Certificate of First Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. It is hereby agreed and understood that Sections 2.1(c), 2.1(k) and 2.1(l) shall not be waived by Aames Financial without the affirmative vote of a majority of the directors constituting the Special Committee. The First Merger shall become effective upon filing of the Certificate of First Merger or at such later time as may be set forth in the Certificate of First Merger. The date and time when the First Merger becomes effective is referred to as the “First Merger Effective Time.”

1.2	FIRST MERGER. At the First Merger Effective Time:

(a)	Aames Newco shall merge with and into Aames Financial, and Aames Financial shall be the surviving corporation in the First Merger; and

(b)	the separate existence of Aames Newco shall cease, and Aames Financial, as the surviving corporation, shall succeed, without other transfer, to all of the rights and property of Aames Newco, and shall be subject to all of the debts and liabilities of Aames Newco, as provided for in Section 259 of the DGCL. On and after the First Merger Effective Time, Aames Financial shall carry on its business with its historic assets, as well as with the assets of Aames Newco.

1.3	SECOND MERGER EFFECTIVE TIME. Provided the conditions set forth in Section 2.2 have been satisfied or waived, two business days following completion of the First Merger as set forth in Section 1.2, the Second Merger shall be consummated by Aames Financial’s filing of a certificate of merger (the “Certificate of Second Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Second Merger shall become effective upon filing of the Certificate of Second Merger or at such later time as may be set forth in the Certificate of Second Merger. The date and time when the Second Merger becomes effective is referred to as the “Second Merger Effective Time.”

1.4	SECOND MERGER.

(a)	At the Second Merger Effective Time:

(i)	Aames Financial shall merge with and into Aames TRS, and Aames TRS shall be the surviving corporation in the Merger (the “Surviving Corporation”); and

(ii)	the separate existence of Aames Financial shall cease, and the Surviving Corporation shall succeed, without other transfer, to all of the rights and property of Aames Financial, and shall be subject to all of the debts and liabilities of Aames Financial, as provided for in Section 259 of the DGCL.

(b)	At and after the Second Merger Effective Time, the Surviving Corporation shall adopt the name “Aames Financial Corporation” and carry on its business with the assets of Aames Financial, as well as with the assets of the Surviving Corporation.

1.5	EFFECT OF FIRST MERGER ON AAMES FINANCIAL CAPITAL STOCK. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holders of capital stock of Aames Financial the following shall occur:

(a)	Aames Financial Preferred Stock. Every five shares of Series B Preferred Stock, par value of $0.001 (the “Series B Preferred Stock”), each share of Series C Preferred Stock, par value of $0.001 (the “Series C Preferred Stock”) and each share of Series D Preferred Stock, par value of $0.001 (the “Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”), of Aames Financial issued and outstanding immediately prior to the First Merger Effective Time shall convert into the right to receive:

(i)	that number of shares (the “Preferred Stock Share Consideration”) of validly issued, fully paid and non-assessable common stock, par value $0.01 per share, of Aames Investment (the “Aames Investment Common Stock”), calculated as:

(1)	the Preferred Stock Merger Consideration multiplied by the Stock Consideration Ratio divided by

(2)	the Per Share Offer Price, and

(ii)	that amount of cash equal to the Preferred Stock Merger Consideration minus the product of:

(1)	the Preferred Stock Share Consideration and

(2)	the Per Share Offer Price.

(b)	Aames Financial Common Stock. Subject to Section 1.6, each share of common stock, par value of $0.001, of Aames Financial issued and outstanding immediately before the First Merger Effective Time (the “Aames Financial Common Stock”) shall convert into the right to receive:

(i)	that number of shares (the “Common Stock Share Consideration”) of Aames Investment Common Stock, calculated as:

(1)	the Common Stock Merger Consideration multiplied by the Stock Consideration Ratio divided by

(2)	the Per Share Offer Price, and

(ii)	that amount of cash equal to the Common Stock Merger Consideration minus the product of:

(1)	the Common Stock Share Consideration and

(2)	the Per Share Offer Price.

(c)	Options to Acquire Shares of Aames Financial Stock.

(i)	Each option to acquire shares of Aames Financial Common Stock outstanding prior to the First Merger Effective Time that has not vested in accordance with its terms and has an exercise price below the amount of the Common Stock Merger Consideration shall be converted immediately prior to the First Merger Effective Time into that number of restricted stock units of Aames Financial Common Stock equal to the quotient of:

(1)	the difference between the Common Stock Merger Consideration and the exercise price of such option, divided by

(2)	the Common Stock Merger Consideration.

(ii)	Each restricted stock unit of Aames Financial into which the options to acquire Aames Financial Common Stock are converted pursuant to subsection (i) or, in the case of options to acquire Aames Financial Common Stock held by Aames Financial’s chief executive officer or independent directors or members of Aames Financial Corporate Management Committee, subsection (iii) shall be converted into that number of restricted stock units of Aames Investment Common Stock equal to the quotient of:

(1)	the Common Stock Merger Consideration divided by

(2)	the Per Share Offer Price.

(iii)	Each option to acquire shares of Aames Financial Common Stock outstanding prior to the First Merger Effective Time that has vested according to its terms and has an exercise price below the amount of the Common Stock Merger Consideration (each, a “Vested-in-the-money Option”) may be exercised by its holder immediately prior to the First Merger Effective Time and all shares of Common Stock resulting from such exercise shall be treated as outstanding immediately prior to the First Merger Effective Time for purposes of Section 1.5(b). To the extent that the holder of a Vested-in-the-money Option does not elect to exercise such option prior to the First Merger Effective Time, such option shall be deemed to have been exercised and shall convert into the right to receive the Common Stock Merger Consideration in respect of such option, to be payable in a combination of Aames Investment Common Stock and cash in the same manner as set forth in Section 1.5(b)(i) and (ii), except that the Common Stock Merger Consideration for such purposes shall be reduced by the exercise price of the option; provided, however, that each option to acquire shares of Aames Financial Common Stock that is held by any of Aames Financial’s chief executive officer or independent directors or members of Aames Financial’s Corporate Management Committee shall be converted immediately prior to the First Merger Effective Time into restricted stock units of Aames Financial Common Stock on the terms described in subsection (i) above and such restricted stock units of Aames Financial Common Stock shall be converted into restricted stock units of Aames Investment Common Stock on the terms described in subsection (ii) above.

(iv)	Each option to acquire shares of Aames Financial Common Stock, including any warrant to purchase Aames Financial Common Stock, outstanding prior to the First Merger Effective Time that has an exercise price above the amount of the Common Stock Merger Consideration shall be terminated, unless exercised by the holder thereof, in which case all shares of Aames Financial Common Stock resulting from such exercise shall be treated as outstanding immediately prior to the First Merger Effective Time for purposes of Section 1.5(b).

(v)	For purposes of the conversion of options to acquire Aames Financial Common Stock into restricted stock units of Aames Financial immediately prior to the First Merger Effective Time pursuant to Section 1.5(c), no fractional restricted stock units of Aames Financial shall be issued in such conversion. Instead, cash in an amount equal to the fair value of the fractional restricted stock units shall be paid. Any fractional interests in restricted stock units of Aames Financial of any holder of options to acquire Aames Financial Common Stock shall be aggregated into that amount of whole restricted stock units of Aames Financial to which a former holder of options to acquire Aames Financial Common Stock is entitled with any balance of any fractional restricted stock units due to such holder payable in cash.

(d)	Warrant For Shares of Series D Preferred Stock. Any warrant to purchase shares of Series D Preferred Stock that is held as of the date hereof by Specialty Finance Partners shall be deemed to have been exercised prior to the First Merger Effective Time and such warrant shall convert into the right to receive the Preferred Stock Merger Consideration payable in respect of each share of Series D Preferred Stock underlying such warrant in the same manner as set forth in Section 1.5(a)(i) and (ii), except that the Preferred Stock Merger Consideration for such purposes shall be reduced by the amount payable in order to exercise the warrant for one share of Series D Preferred Stock.

For purposes of this Section 1.5, the following terms shall have the meanings assigned to them as follows:

(i)	“Common Stock Merger Consideration” means the amount of consideration payable in respect of each share of Aames Financial Common Stock in the First Merger which is determined by dividing (A) the Merger Consideration less the aggregate Preferred Stock Merger Consideration paid in respect of each share of Preferred Stock and the consideration paid in respect of each warrant to purchase shares of Series D Preferred Stock as provided in Section 1.5(d) by (B) the number of shares of Aames Financial Common Stock outstanding immediately prior to the First Merger Effective Time plus the Net Option Number (as defined below) immediately prior to the First Merger Effective Time.

(ii)	“Merger Consideration” means the aggregate amount of consideration payable to the stockholders of Aames Financial (including option and warrant holders whose options and warrants are exercised or deemed for purposes of Section 1.5 to be exercised prior to the First Merger Effective Time for any Aames Financial Stock) in the First Merger as determined by resolution of the board of directors of Aames Financial upon such board’s determination of the Per Share Offer Price.

(iii)	“Per Share Offer Price” means the price per share at which Aames Investment Common Stock is offered and sold in the Public Offering by Friedman, Billings, Ramsey & Co., Inc., the Public Offering underwriters, to the public.

(iv)	“Preferred Stock Merger Consideration” means that amount determined by the following formula:

1.15	(	MC 1.15 (CSB+SC+SD+SDW)+CS+CSO	)
MC =	Merger Consideration

CSB =	The number of outstanding shares of Series B Preferred Stock after adjusting for a 5:1 conversion privilege

SC =	The number of outstanding shares of Series C Preferred Stock

SD =	The number of outstanding shares of Series D Preferred Stock

SDW =	A number of shares of Series D Preferred Stock equal to (A) the number of shares of Series D Preferred Stock underlying any outstanding warrant for shares of Series D Preferred Stock multiplied by the difference between the Preferred Stock Merger Consideration and the exercise price in respect of such shares (B) divided by the Preferred Stock Merger Consideration

CS =	The number of outstanding shares of Aames Financial Common Stock

CSO =	A number of shares of Aames Financial Common Stock equal to (A) the number of shares of Aames Financial Common Stock underlying any outstanding Vested in-the-money Option that is not converted into restricted stock units of Aames Investment as described in Section 1.5(c)(i) multiplied by the Common Stock Merger Consideration less the aggregate exercise price in respect of each such share (B) divided by the Common Stock Merger Consideration (the “Net Option Number”)

(v)	“Stock Consideration Ratio” means the percentage of Merger Consideration to be paid in shares of Aames Investment Common Stock (with the remaining percentage to be paid in cash), which percentage shall be 50%.

For avoidance of doubt, the parties hereto intend, and it shall be the case, that the value of the Preferred Stock Merger Consideration payable in respect of every five shares of Series B Preferred Stock and each share of Series C Preferred Stock and Series D Preferred Stock shall be fifteen percent (15%) greater than the value of the Common Stock Merger Consideration payable in respect of each share of Aames Financial Common Stock outstanding immediately prior to the First Merger Effective Time. For example, at a valuation of $341 million in connection with the Public Offering, each share of Aames Financial Common Stock will receive merger consideration equal to $3.072 and each outstanding share of Series C and D Preferred Stock and every five shares of Series B Preferred Stock will receive merger consideration equal to $3.533.

Notwithstanding anything in the foregoing to the contrary, if the Common Stock Merger Consideration, as calculated above, results in a per share amount less than the per share amount that would result if calculated using the same analysis above but providing instead that the holders of Series B Preferred Stock and Series C Preferred Stock would receive a five percent premium to their liquidation preference set forth in the Certificate of Incorporation (as amended) defining the rights of such series and the holders of Series D Preferred Stock would receive a five percent premium to the value of the consideration that such holder would have received had it converted such Series D Preferred Stock into Aames Financial Common Stock in accordance with the terms of the Certificate of Incorporation (as amended) defining the rights of such series (and a similar treatment is provided for the Series D Warrant, adjusted for the exercise price), then the consideration to be received by the holders of the Common Stock in the Merger shall be increased to equal such higher amount and the consideration payable in the Merger to the holders of Preferred Stock will be appropriately adjusted to reflect such increase in the Common Stock Merger Consideration.

1.6	ELECTION REGARDING COMMON STOCK SHARE CONSIDERATION. The holders of shares of Aames Financial Common Stock as of the date of the special meeting of holders of Aames Financial Stock held for purposes of obtaining the approvals under Section 2.1(b) shall have the right to elect to receive the Common Stock Merger Consideration payable in respect of each such share in the form of Aames Investment Common Stock only, instead of in the form of a combination of Aames Investment Common Stock and cash as provided for in Section 1.5(b). If such an election is made, each share of Aames Financial Common Stock covered by the election shall automatically convert into the right to receive that number of shares of Aames Investment Common Stock equal to the quotient of the Common Stock Merger Consideration divided by the Per Share Offer Price. The deadline applicable to all holders of Aames Financial Common Stock for making elections under this Section 1.6 shall be the date of the special meeting of holders of Aames Financial Stock held for purposes of obtaining the approvals required by Section 2.1(b).

1.7	OPTIONS TO ACQUIRE SERIES E PREFERRED STOCK. Each option to acquire shares of Series E Preferred Stock of Aames Financial (each, a “Series E Option”) shall be redeemed by Aames Financial prior to the First Merger Effective Time at a price of $0.29 per option.

1.8	FRACTIONAL SHARES. No fractional shares (or fractional restricted stock units) of Aames Investment shall be issued in the First Merger. Instead, cash in an amount equal to the fair value of the fractional shares shall be paid. Any fractional interests in shares (or restricted stock units) of any holder of Aames Financial stock (or options) shall be aggregated into that amount of whole shares (or units, as the case may be) of Aames Investment to which a former holder of Aames Financial is entitled with any balance of any merger consideration due to such holder payable in cash.

1.9	CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of Aames Financial in effect at the First Merger Effective Time shall be the certificate of incorporation and bylaws of Aames Financial after the First Merger Effective Time and the certificate of incorporation and bylaws of Aames TRS in effect at the Second Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until changed or amended as provided therein or by applicable law. At and as of the First Merger Effective Time, the charter and bylaws of Aames Investment shall be amended and restated in the form attached hereto as Exhibit A and Exhibit B, respectively.

1.10	COVENANT TO CONTRIBUTE CAPITAL. On the First Merger Effective Time, Aames Financial shall contribute to the capital of Aames Investment each issued and outstanding share of common stock of Aames Investment that is owned by Aames Financial immediately prior to the First Merger Effective Time. Such shares shall be cancelled and revert to the status of authorized, but unissued shares of Aames Investment Common Stock.

1.11	COMPENSATION COMMITTEE DETERMINATION. Prior to the First Merger Effective Time, the compensation committee of the board of directors of Aames Financial shall make a formal determination that the Merger shall be deemed a “Capital Z Realization Event” under the terms of the Amended and Restated 1999 Stock Option Plan 180 days after the First Merger Effective Time, but not prior thereto.

1.12	EXCHANGE OF CERTIFICATES.

(a)	As of the First Merger Effective Time, Aames Investment shall deposit, or shall cause to be deposited, with Mellon Investor Services, the transfer agent and registrar for the shares of Aames Investment Common Stock and the exchange agent for purposes of the First Merger (the “Exchange Agent”), for exchange in accordance with this Section 1.12, certificates evidencing shares of Aames Investment Common Stock to be issued and delivered and cash in the amount sufficient to pay the aggregate cash portion of the Merger Consideration pursuant to this Agreement in exchange for outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Aames Financial Common Stock, including any shares of Aames Financial Stock underlying options or warrants deemed to be or treated as outstanding for purposes of Section 1.5 (“Aames Financial Stock”).

(b)	As soon as reasonably practicable after the First Merger Effective Time, Aames Investment shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Merger Effective Time represented outstanding shares of the applicable Aames Financial Stock (“Certificates”), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Aames Investment may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable under Section 1.5 in respect thereof. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Aames Investment Common Stock, (B) if the Certificate is not for Aames Financial Common Stock as to which an election under Section 1.6 has been made, a check representing the cash proceeds which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.12 and (C) a check representing the cash proceeds in lieu of fractional shares to which such holder of such Certificate shall be entitled, if any, and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of the applicable Aames Financial Stock in exchange for a certificate evidencing shares of Aames Investment Common Stock and, if the certificate is not for Aames Financial Common Stock as to which an election under Section 1.6 has been made, a check representing cash proceeds payable in the name of a person, other than the person in whose name such shares of Aames Financial Stock are registered, a certificate evidencing the proper number of shares of Aames Investment Common Stock may be issued to, and a check representing the appropriate amount of cash proceeds may be payable to, such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Aames Investment to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c)

Subject to the effect of applicable laws, following surrender of any Certificates as provided in Section 1.12(b), there shall be paid to the holder of the certificates evidencing shares of Aames Investment Common Stock in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the First Merger Effective Time theretofore payable with respect to such whole shares of Aames Investment Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Merger Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Aames Investment Common Stock, less the amount of any withholding taxes which may be required thereon.

(d)	Withholding Taxes. Each of the Exchange Agent, Aames Investment and Aames Financial shall be entitled to deduct and withhold from the Merger Consideration pursuant to the Merger such amounts as the Exchange Agent, Aames Investment and Aames Financial are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or under any applicable provision of state, local or foreign law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Aames Financial Common Stock, Preferred Stock or options to acquire shares of Aames Financial Common Stock, in respect of which such deduction and withholding was made.

ARTICLE 2

CONDITIONS TO CONSUMMATION OF THE MERGER

2.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE FIRST MERGER. The respective obligations of each party to effect the First Merger are subject to the satisfaction or waiver, where permissible, prior to the First Merger Effective Time, of the following conditions:

(a)	the registration statement filed on Form S-4 with respect to the issuance of shares Aames Investment Common Stock shall have been declared effective by the Securities and Exchange Commission (the “Commission”);

(b)	this Agreement shall have been approved by holders of a majority of the voting power of the outstanding shares of Aames Financial Stock and by holders of a majority of the voting power of Aames Financial’s preferred stock voting as a separate class and all equity incentive plans submitted for stockholder approval at the same time this Agreement is submitted for stockholder approval, shall have been approved by holders of a majority of the voting power of the outstanding shares of Aames Financial stock;

(c)	in the event either (A) the value of Aames Financial for purposes of ascertaining the Merger Consideration is determined to be less than $277,500,000, or (B) there is a Superior Proposal, the Special Committee Recommendation shall not have been withdrawn;

(d)	the registration statement filed on Form S-11 with respect to the issuance of shares of Aames Investment Common Stock shall have been declared effective by the Commission;

(e)	the shares of Aames Investment Common Stock issuable hereunder shall have been approved for listing on the New York Stock Exchange;

(f)	no statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the First Merger or the Second Merger;

(g)	all material approvals and consents, if any, necessary in connection with consummation of the First Merger and Second Merger shall have been obtained;

(h)	the Public Offering shall have been consummated concurrently;

(i)	Aames Financial shall have received an opinion from Mayer, Brown, Rowe & Maw LLP to the effect that (A) the Merger should be treated as a reorganization as defined in Section 368(a) of the Internal

Revenue Code of 1986, as amended, and (B) neither Aames Financial, Aames Investment, Aames Newco, nor Aames TRS will recognize gain or loss solely as a result of the Merger;

(j)	all accrued and unpaid dividends on outstanding shares of Aames Financial preferred stock shall have been declared and paid;

(k)	the Management Advisory Services Agreement in effect between Equifin Capital Management, LLC, an affiliate of Specialty Finance Partners II, LP, and Aames Financial shall have been amended to provide that such agreement shall terminate immediately prior to the First Merger Effective Time upon Aames Financial’s payment of $978,274 to Equifin Capital Management, LLC;

(l)	Aames Financial shall have received satisfactory documentation evidencing that any outstanding warrants for shares of Aames Financial Common Stock shall have been terminated; and

(m)	there shall be no Series E Options outstanding.

For purposes of Section 2.1, “Superior Proposal” means a bona fide written Acquisition Proposal which the Special Committee concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal and such other matters as the Special Committee deems relevant, (i) is more favorable to the holders of Aames Financial Common Stock, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably likely to be fully financed and otherwise reasonably likely to be completed promptly, after taking into account the terms proposed and any applicable regulatory waiting periods or approvals. “Acquisition Proposal” means any proposal or offer from or by any person or entity with respect to, or a transaction to effect, any purchase or sale of, or tender or exchange offer for, Aames Financial Common Stock that, if consummated, would result in any person or entity (or the securityholders thereof) beneficially owning securities representing at least a majority of the outstanding shares of Aames Financial Common Stock (or, in the case of a merger or consolidation with or into Aames Financial, of the surviving entity in such transaction) upon consummation of the transaction contemplated by such proposal or offer.

2.2	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE SECOND MERGER. The respective obligations of each party to effect the Second Merger are subject to the satisfaction of waiver, where permissible, prior to the Second Merger Effective Time, of the following conditions:

(a)	consummation of the First Merger (and, therefore, satisfaction of the conditions set forth in Section 2.1 hereof) shall have occurred; and

(b)	no statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Second Merger.

ARTICLE 3

MISCELLANEOUS

3.1	AMENDMENT; WAIVER. At any time before the Second Merger Effective Time, Aames Financial, Aames Investment, Aames Newco, and Aames TRS may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement; provided, however, that Section 1.1, Section 2.1(c), (k) and (l), this Section 3.1 and the last sentence of Section 3.2 may only be amended with the approval of a majority of the directors constituting the Special Committee.

3.2	ABANDONMENT. At any time before the First Merger Effective Time, and not withstanding approval by the Stockholders of Aames Financial, this Agreement may be terminated and the Merger may be abandoned by the board of directors of Aames Financial in which case this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement. Notwithstanding the foregoing sentence, this Agreement shall terminate automatically if the Special Committee Recommendation is withdrawn pursuant to clause (A) or (B) of Section 2.1(c).

3.3	ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

3.4	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

3.5	PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

3.6	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

3.7	FIRPTA CERTIFICATE. Aames Financial shall at the First Merger Effective Time deliver a certificate to Specialty Finance Partners to the effect that Aames Financial is not, and has not been in the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

AAMES FINANCIAL CORPORATION

By:
Name:
Title:

AAMES INVESTMENT CORPORATION

By:
Name:
Title:

AAMES NEWCO, INC.

By:
Name:
Title:

AAMES TRS, INC.

By:
Name:
Title:

Exhibit A

AAMES INVESTMENT CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

[See Annex E]